Exhibit 5.1

March 27, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637
Broadwing Corporation 1122 Capital of Texas Highway Austin, Texas 78746	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Ladies and Gentlemen:

We are acting as special counsel to Broadwing Corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 7,400,000 shares of its Common Stock, $0.01 par value per share (the “Shares”). The Shares are issued to the holders thereof (the “Selling Holders”) by the Company pursuant to the Purchase Agreement, dated March 12, 2006, by and among the Company and the purchasers named therein. The Shares may be sold from time to time by the Selling Holders.

In rendering the opinion expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Holders are legally issued, fully paid and non-assessable shares of the Company.

We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the federal laws of the United States and the laws of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Shares and to the reference to this firm under the caption “Validity of Common Stock” contained therein.

Very truly yours, MAYER, BROWN, ROWE & MAW LLP